Exhibit 10.3

The Boeing Company Performance Award Notice

To:	«Name»

BEMS ID: «BEMS_ID»
This Performance Award consists of units that will be paid in either cash or Boeing stock, subject to the Compensation Committee’s (the “Committee”) discretion, if earned at the end of a three-year performance period. Your Performance Award is granted pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the "Plan"), and the award is subject to the terms and conditions of the Plan. If there is any inconsistency between the terms of this notice and the terms of the Plan, the Plan's terms shall control. A summary of the Plan accompanies this notice.
Overview of Your 2017 Performance Award Grant

Grant Date: «Grant Date»
Number of Units Granted: «Performance_Award_Units»
Performance Period: «Three Year Performance Period»

1.
Target Value of Performance Awards. The Performance Award target value (or “initial value”) will be based on a multiple of your salary as of December 31, 20XX, with the multiple determined by your executive grade. The target value will be expressed as a number of units (rounded to the nearest unit), each of which has an initial value equal to $100.

2.
Performance Measure. For the 20XX-20XX Performance Period, the performance measure will be based on the 20XX Long-Range Business Plan. The Committee retains discretion in calculating actual performance to exclude the impact of extraordinary and/or non-recurring items deemed not reflective of the Company’s core operating performance. Such non-recurring items may include, but are not limited to, exogenous events, acquisitions, divestitures, changes in accounting principles, or “extraordinary items” determined under generally accepted accounting principles (GAAP).

3.
Final Award Determination. Final amounts payable will be determined following the end of the Performance Period. The amount payable may be anywhere from $0 to $200 per unit, depending on the Company’s performance against plan for the period ending on December 31, 20XX. The final award will range from 0% to a maximum of 200% of the Performance Award target value, as outlined below. There will be straight-line interpolation to determine payouts between minimum and target, and target and maximum.

		Achievement (% of Plan)
Level of Performance	Final Performance Award Unit Value	Free Cash Flow (50% Weighting)	Core Earnings Per Share (25% Weighting)	Revenue (25% Weighting)	Payout Factor (% of Target Award)
Maximum	$200	____%	____%	____%	200%
Target	$100	Plan	Plan	Plan	100%
Minimum	$0	____%	____%	____%	0%

4.
Continued Employment. Subject to the terms and conditions outlined under section 5, this Performance Award is granted on the condition that you remain employed by the Company from the Grant Date through the entire Performance Period. You will not have any right to payment of any award unless and until all terms, conditions, and provisions of the Performance Award program that affect you have been complied with as specified herein, including certification of the final award amount by the Committee. Your Performance Awards, however, shall not impose upon the Company any obligation to retain you in its employ for any given period or upon any specific terms of employment.

5.
Termination Due to Retirement, Layoff, Disability, or Death. In the event your employment is terminated by reason of retirement, layoff, disability, or death, you shall continue to be eligible to participate in the Performance Period, provided you were on the active payroll on the Grant Date. Your Performance Award payout will be prorated based on the number of full and partial calendar months you spent on the active payroll during the three-year Performance Period. Payment for the award will be made at the same time as payment would have been made had you not had a termination of employment. For purposes of this award, “retirement” means a voluntary termination of employment under the conditions that satisfy the definition of “retirement” under the terms of a defined benefit pension plan maintained by the Company or one of its subsidiaries in which you participate. If you are an executive who is not eligible to participate in a defined benefit pension plan, “retirement” means termination of employment voluntarily by you after you have attained either (i) age 55 with 10 years of service, or (ii) age 62 with one year of service. For purposes of this award, “disability” means a disability entitling you to benefits under the long-term disability policy sponsored by the Company or one of its subsidiaries that applies to you.

6.
Other Terminations. In the event your employment is terminated prior to payment of the Performance Award for reasons (including for cause and resignation) other than those described in section 5, the Performance Award granted hereunder shall immediately be forfeited by you and canceled.

7.
Leave of Absence. Unless otherwise required by law, in the event you have an authorized leave of absence at any time during the Performance Period which absence extends beyond three full calendar months (including any absence that began before the Grant Date), your Performance Award payout will be prorated based on the number of full and partial calendar months you spent on the active payroll during the Performance Period.

8.
Form and Timing of Payment of Performance Awards. Any payment of the Performance Awards shall be made in either cash or shares of Boeing stock, at the Committee’s discretion. The Performance Award payment shall be made within a reasonable time following the end of the Performance Period. For certain eligible participants, amounts to be paid in connection with Performance Awards may be deferred in accordance with the Company’s deferred compensation plan then in place.

The Company will deduct from your Performance Award distribution any withholding or other taxes required by law and may deduct any amounts due from you to the Company or to any subsidiary of the Company. In the event of a stock distribution, shares will be in a number equal to the whole number of shares that could be purchased with the total Performance Award cash payout, based on the average of the high and low per share trading prices for the common stock of the Company as reported in The Wall Street Journal on the date of distribution, or in such other source as the Company deems reliable, after reduction to pay the applicable withholding amounts. Fractional share values will be applied to income tax withholding.

9.
Beneficiaries. A participant may designate one or more beneficiaries to receive Performance Award distributions upon the death of the participant. If no beneficiary has been designated, all such amounts shall be paid to the personal representative of the participant. The form of beneficiary designation shall be determined by the Committee.

10.
Transferability. This Performance Award is not transferable by you, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. If any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of this Performance Award shall be made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Performance Award, then your right to the Performance Award shall immediately cease and terminate and you shall promptly forfeit to the Company the Performance Award awarded under this notice.

11.
Successors. All obligations of the Company under the Performance Award program shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, or consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

12.
Amendment, Modification and Termination. The Board of Directors (or its delegate) has the authority to amend, modify, or terminate the Performance Award program. No termination, amendment, or modification may adversely affect in any material way any Performance Award previously granted without the written consent of the participant involved.

13.	Clawback and Forfeiture Policy.
13.1 This award is subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time.
13.2 In addition, payments under Performance Awards are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the vesting or receipt of payment of the Award: you (i) are convicted of a felony involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any significant aspect of Company business;  (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage the Company or its products or employees; or (v) use or disclose Company proprietary or confidential information. For purposes of this paragraph 13.2, the Company shall include the Company and its subsidiaries.
13.3 Nothing in this paragraph 13 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.